Exhibit 99.1

Pier 1 Imports, Inc. Management to Present at ICR XChange Conference

Announces December Sales Results

FORT WORTH, Texas--(BUSINESS WIRE)--January 7, 2010--Pier 1 Imports, Inc. (NYSE:PIR) announced today that it is participating in the ICR XChange Conference being held January 13-14 at The St. Regis Monarch Beach in Dana Point, California. Cary Turner, Executive Vice President and Chief Financial Officer of the Company, is scheduled to give a presentation on Wednesday, January 13, 2010. In anticipation of this presentation, the Company reported that sales for the five-week period ended January 2, 2010 aggregated $218 million, an increase of 5.6% from $207 million for the five-week period ended January 3, 2009. For the fiscal month, comparable store sales increased 8.6% versus a reported decline of 10.2% for the same period last year. For the nine-week holiday selling period of November 1, 2009 through January 2, 2010, comparable store sales increased 12.2% over the same period last year.

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “We are delighted with our December sales results which were better than we had originally anticipated. Comparable store sales were very healthy through the first four weeks of the month generating double digit increases. Throughout the entire month, traffic, average ticket, and average unit retail all increased over last year. As we anticipated and previously indicated, comparable store sales following the Christmas holiday softened slightly as our strong pre-Christmas sell-through left us with less holiday clearance merchandise than last year.

“We are especially pleased with our merchandise margin results. Careful inventory purchasing decisions and positive customer response to our merchandise offering allowed us to hold prices on our seasonal merchandise until after Christmas. The improvements to merchandise margin over last year were significant in the month of December, and, as a result, we now expect that our fourth quarter merchandise margin will be at least 53 percent, compared to 44 percent reported for the fourth quarter last year. As we begin the transition to the spring season, we remain confident in our ability to generate improvements in sales and margin dollars by remaining focused on our core business priorities.”

Fourth quarter and fiscal 2010 year-end results for the period ending February 27, 2010 will be reported on April 8, 2010, and the Company will conduct its fourth quarter conference call on that date.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking projections or statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400